CONSENT OF THE INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated March 10, 2000, except for Note 13 as to which the date is March 24, 2000, relating to the consolidated financial statements of DBS Industries, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
July 14, 2000